Exhibit 4.3

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Amendment No. 2 to Credit Agreement (this “Agreement”) dated as of February 3, 2003 is made by and among OMNOVA SOLUTIONS INC., an Ohio corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Agent”), and each of the Lenders signatory hereto, and each of the Guarantors (as defined in the Credit Agreement) signatory hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Agent and the Lenders have entered into that certain Amended and Restated Credit Agreement dated as of April 12, 2001, as amended by Amendment No. 1 to Credit Agreement dated as of September 13, 2002 (as so amended, as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; the capitalized terms as used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrower revolving credit facility (including a letter of credit facility and a swing line facility); and

WHEREAS, each of the Guarantors has entered into a Facility Guaranty pursuant to which it has guaranteed the payment and performance of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower has advised the Agent and the Lenders that it desires to amend certain provisions of the Credit Agreement as set forth herein, and the Agent and the Lenders signatory hereto are willing to effect such amendment on the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a) Section 1.2 is hereby amended by deleting the definition of “Applicable Margin” in its entirety and replacing such definition with the following:

“Applicable Margin” means 2.00% per annum at any time prior to March 1, 2003, increasing to 2.25% on March 1, 2003, and increasing by an additional 0.25% on the first of each month thereafter.

(b) Section 1.2 is hereby amended by deleting the definition of “Applicable

Unused Fee” in its entirety and replacing such definition with the following:

“Applicable Unused Fee” means 0.50% per annum.

(c) Section 1.2 is hereby amended by adding the following new definition of “Eurodollar Termination Date” in its appropriate alphabetical order therein:

“Eurodollar Termination Date” means February 3, 2003.

(d) Section 1.2 is hereby amended by deleting the definition of “Net Proceeds” in its entirety and replacing such definition with the following:

“Net Proceeds” means (a) with respect to any public or private offering of any security or any issuance of subordinated Indebtedness pursuant to Section 10.5(a)(viii), cash payments received by the Borrower or any Subsidiary therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance, and (b) with respect to the sale of any asset by the Borrower or any Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with such sale and (C) income taxes reasonably estimated to be actually payable (after giving effect to any credits, offsets, loss carryforwards or other reductions in tax liabilities) within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith.

(e) Section 1.2 is hereby amended by deleting the definition of “Restructuring Addback” in its entirety and replacing such definition with the following:

“Restructuring Addback” means, for any period of measurement thereof and only to the extent otherwise deducted in arriving at Consolidated Net Income for such period, an amount equal to any Restructuring Charge applicable to such measurement period.

(f) Section 1.2 is hereby amended by deleting the definition of “Restructuring Charge” in its entirety and replacing such definition with the following:

“Restructuring Charge” means an amount for the relevant Four-Quarter Period, not to exceed $4,300,000 in the aggregate, equal to the sum of (a) the total amount of cash expenses (not to exceed $2,000,000 in the aggregate) paid by the Borrower or one or more of its Subsidiaries between September 1, 2002 and March 31, 2003 related to reductions in workforce, and (b) non-cash restructuring charges of the Borrower or one or more of its Subsidiaries incurred between September 1, 2002 and

March 31, 2003 and relating the write-down of receivable from a Polish customer of the Borrower or one of its Subsidiaries, the closing of warehouse of the Borrower or one of its Subsidiaries located in the United Kingdom, and an increase in roofing warranty reserves.

(g) Section 1.2 is hereby amended by deleting the definition of “Total Revolving Credit Commitment” in its entirety and replacing such definition with the following:

“Total Revolving Credit Commitment” means a principal amount equal to (a) $185,000,000 at all times prior to May 31, 2003, (b) $180,000,000 on and after May 31, 2003 to and including November 29, 2003, and (c) $175,000,000 on November 30, 2003 and at all times thereafter, in each case as reduced from time to time in accordance with Sections 2.1(e) and (f); provided that any reduction pursuant to Sections 2.1(e) or (f) on or after February 3, 2003 shall reduce the amounts set forth in (b) and (c) above on a dollar-for-dollar basis.

(h) The following new Section 2.1(c)(iv) is hereby added to the Credit Agreement:

(iv) Notwithstanding anything to the contrary in this Section 2.1, in Section 4.1 or 4.2, or elsewhere in this Agreement, Eurodollar Rate Loans will no longer be available on and after the Eurodollar Termination Date, and on and after the Eurodollar Termination Date (A) no borrowing shall be available as a Eurodollar Rate Loan, (B) no Eurodollar Rate Loan may be Continued as a Eurodollar Rate Loan, and (C) no Base Rate Loan may be Converted into a Eurodollar Rate Loan. In addition, on the Eurodollar Termination Date all outstanding Eurodollar Rate Loans shall automatically be Converted to Base Rate Loans, and such Conversion shall be accompanied by the payment by the Borrower of any additional payment required by Section 6.5.

(i) Section 2.1(f)(ii) is hereby deleted in its entirety and the following new subsections (ii) and (iii) inserted in lieu thereof:

(ii) In the event of any disposition of assets of the Borrower or any Subsidiary (other than dispositions permitted under Section 10.6(a), (b), (d), (f), (h) or (i)), the Total Revolving Credit Commitment shall be permanently reduced by an amount equal to seventy-five percent (75%) of the Net Proceeds from each such disposition of assets; provided that no prepayment will be required with respect to dispositions of assets pursuant to Section 10.6(e) or (g) hereof so long as the Net Proceeds of such disposition are reinvested in a manner permitted by this Agreement within thirty (30) days of such disposition; provided further that despite the application of this Section 2.1(f)(ii) to any disposition of assets that is not otherwise permitted under this Agreement, nothing in this Section 2.1(f)

shall be deemed to permit any disposition of assets not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of a disposition of assets that is not permitted under this Agreement.

(iii) The Borrower shall give written notice to the Agent of any equity offering described in Section 2.1(f)(i) and of any disposition of assets described in Section 2.1(f)(ii) not less than five (5) Business Days prior to the closing thereof, which notice shall include a certificate of an Authorized Representative of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Proceeds of such offering or disposition of assets and the amount of such prepayment, and shall confirm to the Agent the closing of such offering or disposition of assets by written, telefacsimile or telephonic notice (confirmed in writing) on the day of such closing. The Agent shall give each Lender, within one (1) Business Day of receipt of the notice of the closing of such equity issuance or disposition of assets, notice (whether written, telefacsimile or telephonic (confirmed in writing)), of such reduction. Each reduction of the Total Revolving Credit Commitment provided for in Section 2.1(f)(i) or (ii) shall be accompanied by payment of the Revolving Loans to the extent that the principal amount of Revolving Credit Outstandings plus Letter of Credit Outstandings plus Swing Line Outstandings exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid, which payment must be made not more than one (1) Business Day after the receipt of the Net Proceeds by the Borrower or applicable Subsidiary from such equity offering or disposition of assets.

(j) Section 4.1 is hereby amended by adding the following sentence to the end of such section: “This entire Section 4.1 is subject to the limitations set forth in Section 2.1(c)(iv) hereof.”

(k) Section 4.2 is hereby amended by deleting the introduction thereto and replacing it with the following: “Subject to the limitations set forth in the definition of “Interest Period,” in Sections 2.1(c)(iv) and 4.1 and in Article VI, the Borrower may:”.

(l) Section 4.6(b) is hereby amended by deleting the phrase “Applicable Margin for Eurodollar Rate Loans” therefrom and replacing such phrase with “3.50% per annum”.

(m) Section 4.6 is hereby amended by adding the following new subsection (e) thereto:

(e)    Continuation Fee. In the event that the Facility Termination Date has not occurred as of November 30, 2003, the Borrower will pay to the Agent, for the benefit of those Lenders that approved Amendment No. 2 to Credit Agreement dated as of February 3,

2003, a fee in an amount equal to 0.25% of the Revolving Credit Commitment of each such Lender on such date (after giving effect to all reductions of the Total Revolving Credit Commitment through such date, including any reductions scheduled to take effect on such date).

(n) The table set forth in Section 10.1(a) is hereby deleted in its entirety and replaced with the following table:

Four-Quarter Period Ending:	Maximum Consolidated Leverage Ratio

February 28, 2001 and May 31, 2001	5.95 to 1.00

August 31, 2001	5.00 to 1.00

November 30, 2001, February 28, 2002 and May 31, 2002	3.75 to 1.00

August 31, 2002	4.00 to 1.00

November 30, 2002	4.75 to 1.00

February 28, 2003	5.50 to 1.00

May 31, 2003	5.75 to 1.00

August 31, 2003	4.75 to 1.00

November 30, 2003 and February 29, 2004	4.00 to 1.00

May 31, 2004 and thereafter	3.25 to 1.00

(o) The table set forth in Section 10.1(b) is hereby deleted in its entirety and replaced with the following table:

Four-Quarter Period Ending:	Minimum Consolidated Interest Coverage Ratio

February 28, 2001 and May 31, 2001	2.00 to 1.00

August 31, 2001	2.25 to 1.00

November 30, 2001, February 28, 2002 and May 31, 2002	2.75 to 1.00

August 31, 2002 and November 30, 2002	3.00 to 1.00

February 28, 2003 and thereafter	2.25 to 1.00

(p) Section 10.2 is hereby deleted in its entirety and replaced with the following:

10.2. Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition.

(q)  Section 10.3 is hereby deleted in its entirety and replaced with the following:

10.3 Capital Expenditures. Make or become committed to make Capital Expenditures in excess of $20,000,000 in the aggregate in any Fiscal Year of the Borrower, on a noncumulative basis with the effect that amounts not expended in any Fiscal Year may not be carried forward to a subsequent period.

(r)  Section 10.5(a)(viii) is hereby deleted in its entirety and replaced with the following:

(viii) Reserved.

(s)  Section 10.5(ix) is hereby deleted in its entirety and replaced with the following:

(ix) other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $2,000,000; and

(t)  Section 10.6(c) is hereby deleted in its entirety and replaced with the following:

(c)  dispositions of equipment, inventory or other assets (in addition to dispositions thereof permitted under clause (a) above) which, when aggregated with the fair market value or book value, whichever is greater, of all other asset dispositions on and after Feburary 3, 2003, does not exceed $20,000,000,

(u)  Section 10.13 is hereby amended by replacing the value “$15,000,000” therein with “$10,000,000.”

(v)  Section 13.5 is hereby deleted in its entirety and replaced with the following:

13.5 Expenses. The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, (a) the reasonable fees and expenses of counsel for the Agent (including the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents, and (b) the reasonable fees and expenses of an outside financial adviser retained by the Agent for the benefit of the Agent and the Lenders at any time on or after March 1, 2003. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys’ fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

2. Effectiveness; Conditions Precedent. The effectiveness of this Agreement and the amendments to the Credit Agreement herein provided are subject to the satisfaction of the following conditions precedent:

(a) the Agent shall have received each of the following documents or instruments in form and substance reasonably acceptable to the Agent:

(i) four (4) original or facsimile (followed promptly by originals) counterparts of this Agreement, duly executed by the Borrower, the Agent, each Guarantor and the Required Lenders, together with all schedules and exhibits thereto duly completed;

(ii) a certificate of the Secretary or Assistant Secretary of the Borrower to the effect that the resolutions of the Board of Directors of the Borrower delivered in conjunction with the original closing of the Credit Agreement have not been altered, amended, modified, revoked, rescinded or otherwise adjusted in any way since the date of such resolutions, and attaching a copy thereof; and

(iii) such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the Agent shall reasonably request; and

(b) all fees and expenses payable to the Agent and the Lenders (including the fees and expenses of counsel to the Agent) estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

3. Consent of the Guarantors. Each Guarantor hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Facility Guaranty to which such Guarantor is a party (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Agreement and the amendments contemplated hereby) and the enforceability of such Facility Guaranty against such Guarantor in accordance with its terms.

4. Representations and Warranties. In order to induce the Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Agent and the Lenders as follows:

(a) the representations and warranties made by any Credit Party in Article VIII of the Credit Agreement and in each of the other Loan Documents to which such Credit Party is a party are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b) since the date of the most recent financial reports of the Borrower delivered pursuant to Section 9.1 of the Credit Agreement, no act, event, condition or circumstance has occurred or arisen which, singly or in the aggregate with one or more other acts, events, occurrences or conditions (whenever occurring or arising), has had or could reasonably be expected to have a Material Adverse Effect;

(c) the Persons appearing as Guarantors on the signature pages to this Agreement constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Facility Guaranty as a Guarantor;

(d) this Agreement has been duly authorized, executed and delivered by the Borrower and Guarantors party hereto and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(e) both before and after giving effect to this Agreement, No Default or Event of Default has occurred and is continuing.

5. Acknowledgment; Release. The Borrower and the Guarantors jointly and severally acknowledge that they have no existing defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of any of their respective indebtedness or liability, direct or contingent, to pay the full indebtedness outstanding under the terms of the Credit Agreement and any other documents which evidence, guaranty or secure the Obligations. The Borrower and the Guarantors hereby release and forever discharge the Agent, the Lenders and all affiliates of the any of them, and all of their respective officers, directors, employees, attorneys, consultants and agents from any and all actions, causes of action, debts, dues, claims, demands, liabilities and obligations of every kind and nature, both in law and in equity, known or unknown, whether matured or unmatured, absolute or contingent, arising out of or related to any of the Loan Documents or the transactions consummated thereunder or contemplated thereby.

6. Entire Agreement. This Agreement, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 13.6 of the Credit Agreement.

7. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

9. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Section 13.16 of the Credit Agreement.

10. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

11. References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each of the Guarantors and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 13.1 of the Credit Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Credit Agreement to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER: OMNOVA SOLUTIONS INC.

By:	/s/ Michael E. Hicks
Name:	Michael E. Hicks
Title:	Senior Vice President and Chief Financial Officer; Treasurer

GUARANTORS: DECORATIVE PRODUCTS THAILAND, INC.

By:	/s/ Michael E. Hicks
Name:	Michael E. Hicks
Title:	Treasurer

OMNOVA OVERSEAS INC.

By:	/s/ Michael E. Hicks
Name:	Michael E. Hicks
Title:	Treasurer

OMNOVA WALLCOVERING (USA), INC.

By:	/s/ Michael E. Hicks
Name:	Michael E. Hicks
Title:	Treasurer

Amendment No. 2 to Credit Agreement

Signature Page 1

ADMINISTRATIVE AGENT: BANK OF AMERICA, N.A., as Agent

By:	/s/ Kathleen M. Carry
Name:	Kathleen M. Carry
Title:	Vice President

Amendment No. 2 to Credit Agreement

Signature Page 2

LENDERS: BANK OF AMERICA, N.A.

By:	/s/ Raju N. Patel
Name:	Raju N. Patel
Title:	Principal

Amendment No. 2 to Credit Agreement

Signature Page 3

BANK ONE, NA Successor by Merger to BANK ONE, MICHIGAN

By:	/s/ Glenn A. Currin
Name:	Glenn A. Currin
Title:	Managing Director

Amendment No. 2 to Credit Agreement

Signature Page 4

DEUTSCHE BANK AG, New York or Cayman Islands Branch

By:	/s/ Patrick J. McKenna
Name:	Patrick J. McKenna
Title:	Director

By:	/s/ Hans-Josef Thiele
Name:	Hans-Josef Thiele
Title:	Director

Amendment No. 2 to Credit Agreement

Signature Page 5

COMERICA BANK

By:	/s/ Scott M. Kowalski
Name:	Scott M. Kowalski
Title:	Account Officer

Amendment No. 2 to Credit Agreement

Signature Page 6

FIFTH THIRD BANK

By:	/s/ James P. Byrnes
Name:	James P. Byrnes
Title:	Vice President

Amendment No. 2 to Credit Agreement

Signature Page 7

WACHOVIA BANK NATIONAL ASSOCIATION (successor to First Union National Bank)

By:	/s/ Elizabeth D. Morris
Name:	Elizabeth D. Morris
Title:	Director

Amendment No. 2 to Credit Agreement

Signature Page 8

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Vice President

Amendment No. 2 to Credit Agreement

Signature Page 9

NATIONAL CITY BANK

By:	/s/ Robert S. Coleman
Name:	Robert S. Coleman
Title:	Senior Vice President

Amendment No. 2 to Credit Agreement

Signature Page 10

THE BANK OF NEW YORK

By:	/s/ Kenneth R. McDonnell
Name:	Kenneth R. McDonnell
Title:	Vice President

Amendment No. 2 to Credit Agreement

Signature Page 11

MIZUHO CORPORATE BANK (successor to The Industrial Bank of Japan, Limited)

By:	/s/ Noel Purcell
Name:	Noel Purcell
Title:	Senior Vice President

Amendment No. 2 to Credit Agreement

Signature Page 12

GE CAPITAL CFE, INC.

By:	/s/ Robert M. Kadlick
Name:	Robert M. Kadlick
Title:	Duly Authorized Signatory

Amendment No. 2 to Credit Agreement

Signature Page 13

THE NORTHERN TRUST COMPANY

By:	/s/ Barbara B. Tuszynska
Name:	Barbara B. Tuszynksa
Title:	Second Vice President

Amendment No. 2 to Credit Agreement

Signature Page 14

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Suresh Tata
Name:	Suresh Tata
Title:	Senior Vice President

Amendment No. 2 to Credit Agreement

Signature Page 15